EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Ted Sanders, CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS RECORD THIRD QUARTER NET INCOME

DILUTED EARNINGS PER SHARE OF $0.15

Highlights:

•	Record third quarter net income of $1.9 million for Q3 2006 compared with $0.2 million for Q3 2005.

•

Earnings per share for Q3 2006 of $0.15, including the dilutive impact of $0.02 per share related to stock-based compensation expense resulting from the adoption of FAS 123R, compared to $0.02 in Q3 2005.

•	Adjusted non-GAAP Core business operating profit margin in Q3 2006 of approximately 2.0 percent, more than double the 0.8 percent adjusted non-GAAP operating profit margin in Q3 2005.

•

Record third quarter consolidated net sales of $242.2 million for Q3 2006, an increase of four percent, compared to non-GAAP consolidated net sales of $233.5 million for Q3 2005, excluding net sales of $10.6 million to eCOST.com, a former subsidiary, in Q3 2005.

•	Commercial net sales increase of eight percent for Q3 2006, which includes SMB net sales increase of 11 percent from Q3 2005.

Torrance, California – November 6, 2006 — PC Mall, Inc. (NASDAQ:MALL - news) today reported Q3 2006 earnings per share of $0.15, which includes the dilutive impact of $0.02 per share related to stock-based compensation expense resulting from our adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). This compares with Q3 2005 earnings per share of $0.02. During Q3 2006, we incurred a pre-tax non-cash stock-based compensation expense of $0.4 million, which is included in our selling, general and administrative (“SG&A”) expenses, and a related deferred income tax benefit of $0.1 million.

Consolidated net sales for Q3 2006 was $242.2 million, an increase of $8.7 million from non-GAAP consolidated net sales of $233.5 million in Q3 2005, excluding net sales in Q3 2005 of $10.6 million to our former subsidiary, eCOST.com, generally at our cost. These sales to our former subsidiary were made under product sales and consignment agreements entered into during the post-spin transition period. Such product sales and consignment agreements terminated pursuant to their terms in Q3 2005. Consolidated net sales of $242.2 million for Q3 2006 decreased by $1.8 million compared to consolidated net sales (including sales to eCOST.com) of $244.0 million in Q3 2005.

Net income in Q3 2006 was $1.9 million, an increase of $1.7 million compared with net income of $0.2 million in Q3 2005. This increase reflects the result of a number of initiatives we have implemented to increase our gross profit, increase our vendor consideration and reduce our SG&A expenses. These initiatives, as well as our acquisition of GMRI’s products business in September 2006, resulted in an increase in total gross profit of $2.1 million. Total gross profit margin increased to 13.0 percent of net sales in Q3 2006 compared to 12.1 percent of net sales in Q3 2005. Excluding the impact of the sales to eCOST.com in the prior year generally at our cost, non-GAAP total gross profit margin was 12.6 percent in Q3 2005. The increase was primarily due to a 66 basis point increase in vendor consideration in Q3 2006 as a percent of net sales. In Q3 2006, our SG&A expenses declined $0.7 million, a decline of 19 basis points as a percent of net sales compared to Q3 2005. On a non-GAAP basis, excluding the net sales to eCOST.com in Q3 2005, SG&A expenses as a percent of net sales declined by 72 basis points.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We set a new third quarter record for profits in Q3 2006 and essentially hit our goal of a two percent adjusted non-GAAP Core business operating profit margin in the current quarter, one quarter ahead of schedule. We also set a new third quarter record for sales in Q3 2006, excluding last year’s sales to eCOST.com. Q3 2006 was also the first quarter where the bulk of our off-shoring and other labor savings were in place for most of the quarter. Excluding the additional costs of stock-based compensation and GMRI, our labor expenses in Q3 2006 were reduced by $1.4 million from Q3 2005. Our Q3 2006 adjusted non-GAAP Core business operating profit margin more than doubled to 1.97 percent from 0.84 percent in Q3 2005. Going forward, we will maintain our focus on profitability. While we expect that there will be quarterly fluctuations in our adjusted non-GAAP quarterly operating profit margin in part as a result of probable fluctuations in sales and the various components of gross margin, we are very pleased with our overall trend line.”

In Q3 2006, consolidated net sales were $242.2 million compared to $244.0 million in Q3 2005, a decrease of $1.8 million. This decrease was due to the $10.6 million of net sales in Q3 2005, generally at our cost, to eCOST.com, which we spun-off in April 2005, as discussed above. Excluding the net sales to eCOST.com in Q3 2005, our Q3 2006 consolidated net sales increased by $8.7 million to $242.2 million from non-GAAP consolidated net sales of $233.5 million in Q3 2005. Core business (which excludes OnSale.com) net sales for Q3 2006 were $239.9 million compared with $232.4 million in Q3 2005, excluding the net sales to eCOST.com, an increase of three percent. Commercial net sales grew eight percent in Q3 2006 compared to Q3 2005, primarily the result of an 11 percent increase in SMB sales. Public sector sales increased four percent, primarily due to the $7.6 million of net sales resulting from the products business acquired from GMRI in September 2006. These increases in Core business net sales were offset by a ten percent decline in consumer net sales. This ten percent decrease is an improvement from the 21 percent decreases experienced in the first and second quarters of 2006 compared to the same periods in 2005. This improvement resulted in part from a reduced negative impact on our consumer net sales of Apple’s transition to Intel processors, which was completed in August 2006.

Consolidated gross profit in Q3 2006 increased by $2.1 million, or 7%, to $31.6 million. Consolidated gross profit margin for Q3 2006 increased by 0.9 percent to 13.0 percent compared to 12.1 percent in Q3 2005. Excluding the $10.6 million of net sales to eCOST.com in Q3 2005, generally at our cost, consolidated gross profit margin for Q3 2006 increased by 0.4 percent compared to non-GAAP consolidated gross profit margin of 12.6 percent in Q3 2005.

Consolidated SG&A expenses as a percent of net sales was 11.3 percent in Q3 2006 compared to 11.5 percent in Q3 2005, a decrease of 20 basis points. Excluding the $10.6 million of net sales to eCOST.com in Q3 2005, consolidated SG&A expenses as a percent of net sales decreased 80 basis points in Q3 2006 from non-GAAP SG&A expenses as a percent of net sales of 12.1 percent in Q3 2005. The 80 basis point decrease in Q3 2006 consolidated SG&A as a percent of net sales over the prior year quarter was due primarily to the 71 basis point decline in personnel costs and a 42 basis point decline in advertising expenditures, partially offset by a 19 basis point increase in legal fees and the non-cash stock-based compensation expense of 15 basis points recognized in the third quarter of 2006. The $10.6 million of net sales to eCOST.com had a negative impact of 52 basis points on SG&A as a percent of net sales in Q3 2006 compared to Q3 2005.

Commercial and public sector account executive headcount included in SG&A at the end of Q3 2006 amounted to 606 employees, up 41 account executives from Q3 2005 and up 40 account executives from Q2 2006. Average tenure for a corporate and public sector account executive, excluding the GMRI business, at the end of Q3 2006 was 27 months, with 14 percent of the commercial and public sector workforce in training, 38 percent with less than one year experience and 57 percent with less than two years experience. Total account executives, including those focused on commercial, public sector and consumer customers, numbered 703 at the end of Q3 2006, up 31 managers from Q3 2005, and up 1 manager from Q2 2006. The increase of 31 account executives in Q3 2006 from Q3 2005 includes the addition of 17 account executives from the acquisition of GMRI’s products business.

We had cash and cash equivalents of $6.9 million at September 30, 2006 compared to $6.3 million at December 31, 2005. Accounts receivable at September 30, 2006 increased by $13.7 million from December 31, 2005. Inventories of $40.0 million at September 30, 2006 decreased by $24.5 million from December 31, 2005 reflecting our efforts to optimize inventory levels, seasonality and our sell-through of year-end strategic buys for the holidays from the prior year end. Accounts payable increased by $14.8 million from December 31, 2005. Outstanding borrowings under our line of credit decreased by $29.7 million at September 30, 2006 from December 31, 2005.

Non-GAAP Measures

As described below, the adjusted non-GAAP Core business operating profit and related operating profit margin contained herein, which are supplemental to the financial results based on generally accepted accounting principles, exclude the results of Onsale.com, net sales to eCOST.com, if any, special charges, non-cash stock-based compensation expenses and SOX-related expenses. Additional items that would be excluded from non-GAAP Core business operating profit and related operating profit margin include restructuring costs and other special items, if any. We believe that the presentation of results excluding these items provides meaningful supplemental information to both management and investors that is indicative of our Core business operating results across reporting periods. We include an income statement reconciliation of these non-GAAP measures to provide a more complete view of their effect on results. We are unable to reconcile our expectations and goals with respect to adjusted non-GAAP quarterly operating profits and margin for the Core business in future periods, because the GAAP financial measures are not accessible on a forward-looking basis.

In addition, we are presenting certain other consolidated non-GAAP financial measures, which exclude sales to eCOST.com, generally at our cost under product sales and consignment agreements entered into during the post-spin transition period. Such product sales and consignment agreements terminated pursuant to their terms in Q3 2005. We believe the exclusion of such sales from the prior year results allows a more meaningful comparison of our sales, gross profit margin and SG&A trends to both management and investors that is indicative of our consolidated operating results across reporting periods because such sales resulted solely as a result of our transition of eCOST.com, and are not expected to reoccur. We indicate the use of these non-GAAP financial measures within the discussions of consolidated net sales, gross profit margin and SG&A.

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Conference Call

Management will hold a conference call on Monday, November 6, 2006 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss the third quarter results. To listen to PC Mall management’s discussion of the third quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until November 27, 2006 and can be accessed by calling: (888) 286-8010 and inputting pass code 28540841.

About PC Mall

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as, but not limited to, Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com, http://www.wareforce.com and http://www.onsale.com). Customer orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our positive operating results trend line, future gross margin, future operating profits or future operating profit margin, including, but not limited to, our ability to achieve a two percent adjusted non-GAAP Core business operating profit margin in any future quarter. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. The factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship of the number of account executives and productivity; investments in tools and infrastructure that may not improve our account executives’ productivity and our profitability; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales related to changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to litigation by or against us; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the quarter period ended September 30, 2006, on file with the Securities and Exchange Commission, and in our other periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$242,171	$244,039	$710,512	$735,583
Cost of goods sold	210,615	214,546	620,533	650,739
Gross profit	31,556	29,493	89,979	84,844
Selling, general and administrative expenses	27,480	28,169	83,339	87,897
Operating profit (loss)	4,076	1,324	6,640	(3,053)
Interest expense, net	912	739	2,912	2,067
Income (loss) from continuing operations before income taxes	3,164	585	3,728	(5,120)
Income tax expense (benefit)	1,256	356	1,480	(1,811)
Income (loss) from continuing operations	1,908	229	2,248	(3,309)
Loss from discontinued operation, net of taxes	—	—	—	(1,781)
Net income (loss)	$1,908	$229	$2,248	$(5,090)

Basic and Diluted Earnings (Loss) Per Common Share
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.16	$0.02	$0.19	$(0.29)
Loss from discontinued operation, net of taxes	—	—	—	(0.15)
Net income (loss)	$0.16	$0.02	$0.19	$(0.44)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.15	$0.02	$0.18	$(0.29)
Loss from discontinued operation, net of taxes	—	—	—	(0.15)
Net income (loss)	$0.15	$0.02	$0.18	$(0.44)

Weighted average number of common shares outstanding:
Basic	12,214	11,702	11,978	11,630
Diluted	12,927	12,403	12,842	11,630

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CORE BUSINESS OPERATING PROFIT (LOSS) AND OPERATING PROFIT (LOSS) MARGIN

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Consolidated net sales	$242,171	$244,039	$710,512	$735,583
Less net sales of OnSale.com	(2,282)	(1,111)	(10,116)	(3,301)
Core business net sales	$239,889	$242,928	$700,396	$732,282

Consolidated operating profit (loss)	$4,076	$1,324	$6,640	$(3,053)
Less operating loss of OnSale.com	274	545	1,114	1,662
Core business operating profit (loss)	$4,350	$1,869	$7,754	$(1,391)

Core business operating profit (loss) margin	1.81%	0.77%	1.11%	(0.19)%

Core business net sales	$239,889	$242,928	$700,396	$732,282
Less sales to eCOST.com	—	(10,577)	—	(30,165)
Adjusted non-GAAP Core business net sales	$239,889	$232,351	$700,396	$702,117

Core business operating profit (loss)	$4,350	$1,869	$7,754	$(1,391)
Adjustments to reported operating profit:
Non-cash stock-based compensation expense (a)	366	19	1,171	85
SOX-related expenses (b)	—	119	—	700
Operating profit on sales to eCOST.com	—	(59)	—	(93)
Adjusted non-GAAP Core business operating profit (loss)	$4,716	$1,948	$8,925	$(699)

Adjusted non-GAAP Core business operating profit (loss) margin	1.97%	0.84%	1.27%	(0.10)%

(a) Non-cash stock-based compensation expense relates to our adoption of SFAS 123R on January 1, 2006 for the three and nine months ended September 30, 2006, and the issuance of an option in 2004 to a public relations firm for the three and nine months ended September 30, 2005.

(b) Charges related to costs incurred to comply with Rule 404 of the Sarbanes-Oxley Act of 2002.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$6,872	$6,289
Accounts receivable, net of allowances of $4,818 and $4,774	116,718	102,981
Inventories, net	39,998	64,448
Prepaid expenses and other current assets	9,084	8,330
Deferred income taxes	3,597	3,597
Total current assets	176,269	185,645
Property and equipment, net	8,454	8,416
Deferred income taxes	7,338	8,821
Goodwill	3,473	1,405
Intangible assets, net	1,319	449
Other assets	491	506
Total assets	$197,344	$205,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,556	$64,728
Accrued expenses and other current liabilities	20,680	20,839
Deferred revenue	12,914	10,440
Line of credit	23,785	53,517
Note payable – current	500	500
Total current liabilities	137,435	150,024
Note payable	1,875	2,250
Total liabilities	139,310	152,274
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,518,695 and 12,015,641 shares issued; and 12,224,495 and 11,721,441 shares outstanding, respectively	13	12
Additional paid-in capital	86,062	83,533
Treasury stock, at cost: 294,200 shares	(1,015)	(1,015)
Accumulated other comprehensive income	562	274
Accumulated deficit	(27,588)	(29,836)
Total stockholders’ equity	58,034	52,968
Total liabilities and stockholders’ equity	$197,344	$205,242